UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2018

THE HOWARD HUGHES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34856 (Commission File Number)	36-4673192 (I.R.S. Employer Identification No.)

One Galleria Tower
13355 Noel Road, 22nd Floor
Dallas, Texas 75240
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (214) 741-7744

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.

On September 18, 2018, certain wholly-owned subsidiaries (the “Borrowers”) of The Howard Hughes Corporation (the “Company”) entered into a loan agreement (the “Loan Agreement”) with Wells Fargo Bank, National Association, as administrative agent and a lender; Wells Fargo Securities, L.L.C., as sole lead arranger and sole book-runner; and the other lenders party thereto.

The Loan Agreement provides for a $615.0 million term loan (the “Term Loan”) and an $85.0 million revolver loan (the “Revolver Loan” and together with the Term Loan, the “Loans”).  The Loans mature on September 18, 2023 (with no extension options), and each loan bears interest at a rate equal to one month LIBOR plus 1.65%.  On September 21, 2018, the Company entered into a swap agreement to fix 100% of the outstanding principal of the Term Loan to a rate equal to 4.6%.  The Loan Agreement requires monthly interest-only payments during the term of the Loans with the outstanding principal due at maturity.  The Borrowers have a one-time right to request an increase of $50.0 million in the aggregate amount of the Revolver Loan commitment.

Pursuant to the terms of the security instruments, the Loans are secured by a first priority security interest in certain of the Company’s properties which are directly owned by the Borrowers (each a “Mortgaged Property” and collectively, the “Mortgaged Properties”).  In connection with the Loans, the Company provided the administrative agent, on behalf of the lenders, a non-recourse carve-out guaranty and a hazardous materials indemnity agreement.

The Borrowers drew $615.0 million under the Term Loan at closing.  All of the net proceeds after costs and fees related to the Term Loan were used to repay all outstanding indebtedness encumbering the Mortgaged Properties, including indebtedness under which the administrative agent was a lender.  As of closing, the Company did not make any draw under the Revolver Loan.

The Borrowers may prepay the Loan in whole or in part on or after September 18, 2019.  Mandatory prepayments (or substitution or addition to the pool of properties securing the Loans) also are required in connection with the disposition of Mortgaged Properties, curing certain defaults and other customary circumstances.  The Borrowers are not entitled to the release of certain Mortgaged Properties designated as “key properties.”  In connection with any prepayments, the lenders under the Loans are entitled to receive a prepayment fee equal to (a) 0.75% of the amount prepaid for payments on or prior to September 18, 2020 and (b) 0.25% of the amount prepaid for prepayment between September 19, 2020 and September 18, 2021.  No prepayment fee is payable after September 18, 2021.  In addition, the Borrowers may not make any prepayment with respect to the Mortgaged Properties designated as “key properties” unless they prepay the outstanding principal balances of the Loans.

The Loan Agreement contains customary representations and covenants for a loan agreement of this type, including financial covenants related to maintenance of interest coverage ratios and loan-to-value ratios with respect to the Mortgaged Properties, taken as a whole.  The Loan Agreement also contains customary events of default, certain of which are subject to cure periods.  The events of default include, among other things, nonpayment of principal, interest or fees; breach of the representations or warranties; bankruptcy or insolvency; certain changes of control of the Borrowers and prohibited transfers; a default under the guaranty; and the voluntary termination of any swap contract.  If an event of default exists, the payment on any unpaid principal amount may be accelerated, and the administrative agent may make protective advances to preserve the value of the Mortgaged Properties.

The description of the Loan Agreement set forth herein is qualified in its entirety by the terms of the Loan Agreement.  A copy of the Loan Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporate herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

10.1

Loan Agreement dated as of September 18, 2018, by and among Victoria Ward, Limited; Victoria Ward Center L.L.C.; Victoria Ward Entertainment Center L.L.C.; 1240 Ala Moana, LLC; Anaha Retail Holdings, LLC; Waiea Retail Holdings, LLC; 10 CCC, LLC; 20 CCC, LLC; 30 CCC, LLC; 10/20/30 CCC Parking Deck, LLC; 40 CCC, LLC; 40 CCC Parking Deck, LLC; 50 CCC, LLC; 60 CCC, LLC; 70 CC, LLC; 50/60/70 CCC Parking Deck, LLC; One Mall North, LLC; Crescent Area 1 Holdings, LLC; Crescent Area 1 Parking Deck 1, LLC; HL Champion Holding Company, LLC; Lakeland Village Holding Company, LLC; Waterway Hotel Holdings, LLC; HL-Hotel Holding Company, LLC; CSPV Holdings, LLC; 1701 Lake Robbins, LLC; Wells Fargo Bank, National Association, as administrative agent and a lender; Wells Fargo Securities, L.L.C., as sole lead arranger and sole book-runner; and the other lenders party thereto.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOWARD HUGHES CORPORATION

	By:	/s/ Peter F. Riley
Peter F. Riley
Senior Executive Vice President, Secretary and
General Counsel

Date: September 24, 2018

3